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                                                                    EXHIBIT 99.3


                               PALMER & DODGE LLP
                    One Beacon Street, Boston, MA 02108-3190



                                  July 19, 1999



Moody's Investors Service, Inc.
99 Church Street
New York, New York 10007

Standard & Poor's Ratings Services
55 Water Street, 40th Floor
New York, New York 10041-0003

Duff & Phelps Credit Rating Co.
17 State Street, 12th Floor
New York, New York 10004

Fitch IBCA, Inc.
1 State Street Plaza
New York, New York 10004

         Re: Massachusetts RRB Special Purpose Trust BEC-1 Rate Reduction Certificates

Ladies and Gentlemen:

         We have acted as special counsel to Massachusetts RRB Special Purpose Trust BEC-1 (the "Trust"), a business trust established under the Delaware Business Trust Act (Chapter 38 of Title 12 of the Delaware Code, 12 DEL. C., ss. 3801 ET SEQ.) pursuant to a Declaration of Trust (the "Declaration of Trust") to be executed hereafter, in connection with the proposed issuance by the Trust of up to $725,000,000 principal amount of its Rate Reduction Certificates (the "Certificates"). The Certificates will be issued pursuant to a Certificate Indenture (the "Certificate Indenture") to be executed hereafter by and between the Trust and The Bank of New York, as Certificate Trustee (the "Certificate Trustee"). Upon issuance, the Certificates will represent fractional undivided beneficial interests in corresponding Notes (the "Notes") purchased by the Trust from BEC Funding LLC (the "SPE"), together with all payments on the Notes. The Notes will be secured by a security interest in transition property (as described below), together with certain other property of the SPE. Transition property is a property right created under Chapter 164 of the Massachusetts Acts of 1997 (the "Restructuring Legislation") pursuant to Financing Order, D.T.E. 98-118, issued by the Massachusetts Department of Telecommunications and Energy (the "Department") on April 2, 1999, as supplemented by an Order on Massachusetts Development Finance Agency's and Massachusetts Health and Educational Facilities Authority's Motion for Clarification, D.T.E. 98-118-A, issued by the Department on May 21, 1999, representing the irrevocable right of Boston Edison Company ("BEC") or its assignee to receive a certain nonbypassable charge (as adjusted from time to time)







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(the "RTC charge") from certain retail customers of BEC's distribution system.
We also have acted as special counsel to the Massachusetts Development Finance Agency ("MassDevelopment") and the Massachusetts Health and Educational Facilities Authority ("MHEFA," and, collectively with MassDevelopment, the "Agencies"), as settlors of the Trust, in connection with the issuance of the Certificates. The Trust has been designated by the Agencies as a "special purpose trust" and the Certificates constitute "electric rate reduction bonds" under the Restructuring Legislation. The holders of beneficial interests of the Trust will be the Certificateholders. Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the Certificate Indenture.

         We have assumed for the purpose of this opinion that the Certificates and related documents are executed in substantially the form we have examined and the transactions contemplated to occur under the Registration Statement (referred to below) in fact occur in accordance with the terms thereof.

         We have been asked whether the voters of The Commonwealth of Massachusetts (the "Commonwealth"), through the exercise of their referendum or initiative petition powers under the Massachusetts Constitution, could amend the Restructuring Legislation or otherwise enact legislation that would have the effect of substantially impairing the rights of the owners of the Certificates. For the reasons and subject to the limitations set forth below, we do not believe that the voters could do so.

         The Restructuring Legislation provides, in pertinent part, that the
Commonwealth:

         does hereby pledge and agree with the owners of transition property and holders of electric rate reduction bonds that the commonwealth shall not (i) alter the provisions of this chapter which make the transition charges imposed by the financing order irrevocable and binding or (ii) limit or alter the reimbursable transition costs amounts, transition property, financing orders, and all rights thereunder until the electric rate reduction bonds, together with the interest thereon, are fully met and discharged. The financing entity as agent for the commonwealth is hereby authorized to include this pledge and undertaking for the commonwealth in these electric rate reduction bonds.

M.G.L. c.164, ss. 1H(b)(3).

         Section 10 of Article I of the United States Constitution provides, in part, that "[n]o state shall ... pass any ... law impairing the obligation of contracts" (the "Contract Clause"). The Contract Clause protects contractual obligations from impairment by enactment of state law, including State constitutional amendments. ALLIED STRUCTURAL STEEL CO. V. SPANNAUS, 438 U.S. 234
(1978); UNITED STATES TRUST CO. V. NEW JERSEY, 431 U.S. 1 (1977). Case law makes clear that the principle precluding impairment of private contractual rights applies equally to the state legislatures and to the electorate in the exercise of its direct legislative powers. CONTINENTAL ILL. NAT'L BANK & TRUST CO. OF CHICAGO V. WASHINGTON, 696 F.2d 692 (9th Cir. 1983). It is our opinion that, upon issuance of the Certificates, by virtue of the statutory language quoted above, the Restructuring Legislation will give rise to enforceable contractual obligations for the benefit of the Certificateholders. Accordingly, any attempt by the Commonwealth (or the voters) to repeal or amend the Restructuring Legislation or enact other legislation that affects the transition property





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in a manner that prevents the payment of the Certificates on a timely basis in our opinion would constitute a substantial impairment of the contractual rights of the Certificateholders.

         The courts, however, have held that the provisions of the Contract Clause would not apply to state laws, the enactment of which constitute a reasonable and necessary exercise of a state's sovereign power to serve an important public purpose. SEE, E.G., UNITED STATES TRUST CO., SUPRA, 431 U.S. at 15, 19-20. There have been numerous cases in which legislative or popular concerns with the burden of taxation or governmental charges have led to the adoption of legislation reducing or eliminating taxes or charges that supported bonds or other contractual obligations entered into by public instrumentalities. Such concerns by themselves have not, however, been considered sufficient justification for a substantial impairment of the security of such bonds or obligations provided by the taxes or governmental charges involved. Instead, case law demonstrates that the complete impairment of a municipal bond obligation will not be tolerated, although a narrowly-tailored impairment may be upheld if it can be shown to be necessary to advance an important public interest, such as addressing the concerns of a "great public calamity." SEE, E.G., HOME BLDG. & LOAN ASS'N V. BLAISDELL, 290 U.S. 398, 439-41 (1934). The United States Supreme Court has consistently refused to permit complete destruction of a governmental entity's obligation to repay a debt. As one commentator has noted: "Despite the Supreme Court's general disinterest in the Contract Clause, the Court has invalidated virtually every legislative impairment of municipal or local indebtedness that has come before it in the last fifty years." SEE Barton H. Thompson, Jr., "The History of the Judicial Impairment `Doctrine' and Its Lessons for the Contract Clause," 44 Stan. L. Rev. 1373, 1463 (1992). Although the Certificates have certain characteristics not found in more traditional municipal obligations, challenges to the Certificates should nonetheless be treated by the courts with the same critical scrutiny followed in prior binding precedent.

         Based upon such case law, absent a demonstration by the Commonwealth that an impairment is narrowly-tailored and is necessary to advance an important public interest, such as a "great public calamity," it is our opinion that neither the Commonwealth nor the electorate through its referendum or initiative powers could repeal or amend the Restructuring Legislation or take any action, or refuse to take any action required by the Commonwealth under its pledge and agreement with the Certificateholders (described above), if such repeal or amendment, or such action or inaction, would substantially impair the rights of the Certificateholders.

         The opinions expressed above are based upon existing case law (none of which addresses the specific facts presented herein), and do not constitute a guarantee of the outcome of any particular litigation. Moreover, there can be no assurance that, through the legislative or initiative process, a repeal or an amendment of the Restructuring Legislation would not be approved. In such an event, costly and time consuming litigation may ensue, adversely affecting, at least temporarily, the price and liquidity of the Certificates.

         We consent to the filing of this opinion as an exhibit to the SPE's Registration Statement on Form S-3 (Registration No. 333-74671), to the use of our name wherever appearing in such Registration Statement and any amendment thereto with respect to such opinion and to the disclosure regarding this opinion in the related prospectus and any related prospectus supplement. In giving the foregoing consent, however, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as



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amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

         We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.



                                  Very truly yours,




                                  /s/ Palmer & Dodge LLP







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